Exhibit 11.1

CODE OF PROFESIONAL ETHICS

Banco de Chile

INDEX

PREFACE

I	INTRODUCTION

GENERAL PRINCIPLES AND OBJECTIVES

II	BASIC PRINCIPLES

II.1. PERSONAL FINANCES

II.2. CONFLICTS OF INTEREST

II.3. MANAGEMENT OF CONFIDENTIAL INFORMATION

II.4. ACTING ON BEHALF OF BANCO DE CHILE

II.5. ILLEGAL TRANSACTIONS

II.6. PERSONAL INTEGRITY

III.	COMPLIANCE WITH THE RULES OF PROCEDURE

PREFACE

Banco de Chile’s Code of Professional Ethics contains the general principles and policies that guide the professional and ethical performance of all company employees. Its objective is to safeguard the values that are fundamental to the ethical management and administration of the company, in accordance with the company’s corporate philosophy.

It is frequently and commonly necessary to declare the ethical values of a business in an explicit and effective manner. This requires that the company be managed in accordance with basic principles and basic human and social values.

Banco de Chile’s Code of Professional Ethics seeks to define the framework that will allow the company to accomplish these goals. Employees and their work are unified, removing the duality between individual and employee behavior.

Clients of the company should not only receive quality products for a specific price, but also an honest, transparent and reliable service. As a financial institution that depends on public confidence, Banco de Chile is morally responsible for safeguarding clients’ interests.

Banco de Chile is a company that works with money and other assets that belong to third parties. Therefore, confidence and honesty is demanded at every level, both within the company and vis-à-vis third parties. The Bank’s relationship with its employees, clients and community is based on confidence, trustworthiness and honesty, which result in the mutual trust between participants in the system.

I. INTRODUCTION

GENERAL PRINCIPLES AND OBJECTIVES

Banco de Chile has approved this Code of Professional Ethics which sets forth regulations that all employees must respect; employees must report any intent to violate this Code of Professional Ethics.

Taking into account the social and individual responsibility of the various administrative activities and functions of the company, this document defines the general principles and policies that direct the decisions and actions of all company employees.

Our mission as employees of this company, both individually and collectively, is to act in accordance with the principles and ethical values of mankind, the company and society.

The company promotes and safeguards the ethical values that it considers important to its performance: honesty, truthfulness, transparency, righteousness and seriousness.

The principal objective of the Code of Professional Ethics is the establishment of a general ethical standard for every sector and activity of the company.

This document addresses the basic themes and situations present in the business and economic environment, as well as those specific to the administration and function of any financial institution.

These regulations are a tool and should be used as a reference. They establish a guide for making decisions that will depend on every employee, according to his or her position and function.

Every Banco de Chile employee must comply with these values, undertake his or her duty in a responsible manner and act correctly at all times.

The Code of Professional Ethics describes general behavioral conduct; nevertheless, it is the employee’s responsibility to inform his or her respective manager or the Human Resources office regarding any type of difficult ethical decision or dilemma.

II. BASIC PRINCIPLES

II.1. PERSONAL FINANCES

Every Banco de Chile employee must maintain an exemplary business conduct, performing his or her duties and business obligations in a timely and correct manner. It is imperative that those who demand this conduct from his or her clients conduct themselves likewise.

This means that each employee has to manage his or her banking, financial and commercial duties responsibly and in accordance with his or her finances. Maximum prudence must be used, and the non-payment of debts when due or expired is considered imprudent.

If an employee requires a loan or financing, he or she must solicit it exclusively through formal financial entities. Unofficial lending institutions with high financial costs and inadequate warranty policies are prohibited.

Employees’ private investments or businesses must not be contrary to the interests of Banco de Chile’s Code of Professional Ethics and customs.

It is considered inappropriate for any employee to provide personal loans to third parties and/or be involved with any illegal businesses.

II.2. CONFLICTS OF INTEREST

An employee must execute his or her duties, individually and on behalf of Banco de Chile, in accordance with the rules of conduct of the company. He or she must maintain his or her independence and professionalism in the execution of private and work related activities. Therefore, it is unacceptable for employees to partake in any activity or action which may present a conflict of interest for the employee, Banco de Chile or the company’s clients, as such acts damage the confidence placed in the employee and result in a lack of transparency.

A conflict of interest is considered to exist, for example, from the moment an employee makes a work related decision for his or her personal benefit or for the benefit of a third party and not in the interest of Banco de Chile and its customers.

II.2.a. Personal relationships with clients

A Banco de Chile employee must not represent the company in any transaction that involves persons or banks with a direct family tie or any other personal relationship with the employee which may affect his or her independence or business interests. Any connection between an employee and a client or supplier must be reported in writing to the appropriate manager.

In order to safeguard independence and impartiality when making decisions, employees should not establish any type of personal business relationship with clients, such as commercial or financial transactions. A personal business relationship or involvement with any client impairs the employee’s ability to freely make decisions.

II.2.b. Rewards and gifts

A Banco de Chile employee must not solicit or accept fees, payments, gifts, salary or profits from anyone in exchange for services provided by or business done with Banco de Chile and/or its subsidiaries.

Exceptions to the previous paragraph are corporate gifts, dinner invitations or business meetings, provided that, under no circumstance, could such requests be interpreted as a deliberate willingness to compromise employee independence, impartiality or principles. Any doubts regarding this matter must be directed to the employee’s immediate boss or the appropriate manager.

II.2.c. Management of corporate gifts

Banco de Chile offers corporate gifts to clients in accordance with its marketing policies and strategies. These gifts are authorized only if they adequately portray Banco de Chile’s corporate image and are exclusively for clients.

Payments, donations or gifts cannot be given to individuals, political parties, government officials, public corporations or third parties for the purpose of guaranteeing or influencing their decisions.

Nor should any compensation, special benefit or gift be offered to any individual, third party or entity with the intention of influencing or promoting the outcome of a business transaction, even when such outcome may be beneficial to Banco de Chile.

II.2.d. Relationship with the suppliers

The relationship between Banco de Chile’s employees and suppliers must be strictly independent and in accordance with the company’s corporate interests, which means that there may not be any special obligation or partiality toward any specific supplier. Employees should always consider utility and quality of the product and Banco de Chile’s budget when selecting a supplier.

Anyone who maintains an association with external suppliers must keep Banco de Chile’s pricing, budget and program information confidential. Additionally, employees are prohibited from divulging information to anyone regarding Banco de Chile’s purchase of equipment, supplies or services.

II.2.e. Expense and allowance reports

The funds that Banco de Chile provides employees for performing work related activities belong to the company. They should be used for their intended purpose and all transactions should be transparent.

II.2.f. Use of privileged information

When making personal investments, employees must avoid using privileged information, which they obtained as result of their position, for personal or third party benefit. Those who have access to confidential or privileged information regarding Banco de Chile or its assets must avoid capitalizing on such knowledge. Likewise, those with any knowledge about investment policies and strategies, plans, studies, or negotiations shall not directly or indirectly take advantage of such knowledge for either their benefit or the benefit of others.

No Banco de Chile employee may use confidential information to perform transactions using documents issued by any company in their portfolio.

All stock market transactions performed by Banco de Chile’s employees during a one-month period which are equal to or greater than UF 500 must be reported in writing to the Human Resources department. Additionally, any one transaction which is equal to or greater than UF 500 must also be reported in writing to the Human Resources department.

All transactions involving currency, exchange rate or similar derivatives that are available in the financial market must be reported in writing to the Human Resources department, particularly high-risk transactions in which a small capital investment may result in significant losses.

II.2.g. Personal relations with prospective employees

With regard to recruiting and hiring personnel, no applicant will receive special treatment based on personal or family connections.

II.3. MANAGEMENT OF CONFIDENTIAL INFORMATION

II.3.a. Safeguarding information

Information regarding Banco de Chile’s operations and its clients is confidential; therefore, the usage, safeguard and care of related documents should be maintained in accordance with Banco de Chile’s internal rules. Therefore, it is the employee’s responsibility to safeguard all documents and or assets under his or her care, as well as to protect information regarding Banco de Chile’s property.

II.3.b. Restrictions on the flow of information

All confidential information regarding securities, their issuers and related transactions must be kept strictly confidential. Any type of dissemination or communication of confidential information to a third party is prohibited, even when the third party may be another Banco de Chile employee. The ethical and professional principle of banking confidentiality must be respected in such instances.

If internally, during the course of work, it becomes necessary to report confidential matters to a third party, the following procedure must be followed:

•	Clearly state that the information given is confidential.

•	Alert the third party about the restrictions concerning the disclosure of such information.

•	Alert the third party that he or she is prohibited from performing financial transactions based on such information.

The communication, duplication or transmittal to a third party, either orally, in writing or electronically, of information regarding certain aspects of Banco de Chile’s business strategies, databases, client segments or any other information regarding Banco de Chile’s business or operations and its clients is prohibited, even if the employee is not directly involved in such dissemination. Similarly, the employee must avoid responding to questions related to such operations or any other matter that may be a liability to or may be prejudicial for Banco de Chile or its clients, without previously obtaining permission from his or her superior.

It is extremely important that employees responsibly administer and manage stock market information when tending to clients, as well as personally.

Similarly, each employee must promote full, fair, accurate, timely and understandable disclosure in reports and documents that Banco de Chile files with, or submits to, the supervisory authorities, as well as in other public communications made by the Bank.

II.4. ACTING ON BEHALF OF BANCO DE CHILE

II.4.a. Individual responsibility

As a Banco de Chile employee, each person is individually responsible for his or her actions and conduct. This includes knowledge of and compliance with the regulations stated in Banco de Chile’s internal office manuals, rules and proceedings.

The employee must not partake in any illegal activity or engage in any kind of behavior which may jeopardize Banco de Chile’s prestige, interests or assets, or that of other employees. If a subordinate receives instructions contrary to Banco de Chile’s values, policies and internal practices, he or she must report such instructions to the Human Resources department so that the necessary steps may be taken.

Employees should be loyal to Banco de Chile in all aspects and must not use Banco de Chile’s name for personal benefit. Similarly, it is prohibited to publish or disseminate any type of information that tarnishes Banco de Chile’s dignity or that of its employees.

II.4.b. Work responsibility

Employees must devote their complete time and capability to performing their responsibilities during normal working hours. Consequently, employees must refrain from using Banco de Chile’s offices or property for non-related work activities.

With regard to other activities or external commitments, employees must not assume responsibilities or work that conflicts with the interest of Banco de Chile’s management. Assuming no adverse affect to Banco de Chile’s operations, before accepting work, paid representation or external consulting jobs, employees must inform management in writing, and employees will need authorization from the office of Human Resources. Nevertheless, such activities must not interfere with the employees’ performance and duties, or demand long hours that may affect employees’ mental and physical competence.

Banco de Chile’s employees are prohibited from assisting any other bank or financial institution, as well as companies owned by or related to Banco de Chile’s clients, so as to prevent any conflicts of interest that may cause disloyalty to Banco de Chile, except in the case of management’s written authorization.

Banco de Chile employees that attend university and are required to dedicate part of the work day to their educational development will need authorization from their respective manager.

Employees are permitted to participate in external Ad Honorem activities, providing that such involvement does not interfere with the development and moral conduct in the workplace. These employees must also be recognized and authorized.

With regard to nonprofit institutions, Banco de Chile authorizes and encourages its employees to participate in charitable and social service causes.

II.4.c. Publications and public presentations

An employee is not permitted to make public presentations of any product, reports or projects that belong to Banco de Chile. If he or she represents Banco de Chile in a speech, conference, seminar or any other type of convention, he or she must have management’s authorization and must have previously reported the content of his or her presentation.

Banco de Chile has the exclusive right to its products and services and owns all employee contributions to the development and implementation of these products and services. These rights are perpetual and continue, even after Banco de Chile no longer employs the employee.

Any verbal or written personal communication must be carried out in the employee’s own name and under no circumstance should the employee involve Banco de Chile.

II.4.d. Nomination to civil service positions

Public office positions or nominations, such as municipal, governmental or others, are not compatible with employment at Banco de Chile, except if they are obligations that cannot be renounced, such as assisting the local voting precinct during municipal, parliamentary or presidential elections.

II.4.e. Practice of a profession

An employee may only execute documents, represent, or practice his or her occupation on behalf of Banco de Chile if he or she has been authorized to do so by Banco de Chile according to the duties and functions performed. Any document which requires a commitment, agreement or contract from Banco de Chile must be signed exclusively by the corresponding executive or the management committee.

II.5. ILLEGAL TRANSACTIONS

Banco de Chile will only partake in legitimate and legal business transactions. The Bank will maintain quality, price and superb service standards, and always proceed with fairness, integrity and transparency. Illegal transactions are those that are not permitted by law and do not respect and adhere to Banco de Chile’s internal policies.

Any attempt at money laundering shall be considered a breach of confidence and a threat to Banco de Chile’s integrity; as a consequence, Banco de Chile will make every possible effort to avoid such practice.

The employee is obligated to comply with the stated policies and regulations regarding illegal transactions, and if he or she encounters any suspicious or unusual transaction, he or she must report it directly to Banco de Chile’s Compliance Officer. In addition, Banco do Chile does not desire to establish any type of relationship with such individuals corporations, clients, investors or agents, if it suspects that the money or services offered are the result of illegal or illegitimate activities.

II.6. PERSONAL INTEGRITY

Banco de Chile’s employees must maintain exemplary behavior inside and outside of the Bank. Banco de Chile demands personal dignity of all its employees. It also requires that its employees are honest and behave responsibly in everyday life. This requirement must be respected, even when the employee is representing the Bank or a third party.

Banco de Chile does not tolerate sexual harassment in the workplace.

In addition, Banco de Chile encourages its employees to develop a healthy standard of living. It strictly prohibits the consumption, transport or sale of drugs, alcohol or narcotic substances within the company. In order to oversee the compliance of this regulation, Banco de Chile will provide prevention and education classes to all employees and their families.

III. COMPLIANCE WITH THE RULES OF PROCEDURE

All the rules set forth in this Code of Professional Ethics are obligatory for all Banco de Chile employees, and generally complement the regulations stipulated in the employee’s Employment Contract regarding internal hygienic and security regulations, legal rules and future internal policies.

Banco de Chile shall indicate to its employees behavior that violates the policies in the Code of Professional Ethics, without breaching its internal policies or the term in the employees’ employment contract. If the rules of the latter are violated, then the appropriate disciplinary measures will be taken.

Banco de Chile shall provide each employee with a copy of this Code of Professional Ethics at the time of their respective recruitment and shall ask for acknowledgement of receipt.